Exhibit 99.1

Yahoo! Completes Acquisition of Tumblr

SUNNYVALE, Calif. & NEW YORK – June 20, 2013 – Yahoo! Inc. (NASDAQ: YHOO) today announced it has completed its acquisition of Tumblr.

Tumblr is one of the fastest-growing media networks in the world. Its tremendous popularity and engagement among creators, curators and audiences of all ages brings a significant new community of users to the Yahoo! network. The combination of Tumblr and Yahoo! is expected to grow Yahoo!’s audience to more than one billion monthly visitors.

The deal offers unique opportunities for both companies. Tumblr can deploy Yahoo!’s personalization technology and search infrastructure to help its users discover creators, bloggers, and content they’ll love. With more than 50 billion blog posts (and 75 million more arriving each day), Tumblr can bring complementary content to Yahoo!’s media network and search experiences. Yahoo! will support Tumblr’s efforts to create advertising opportunities that are seamless and enhance the user experience.

Tumblr will be independently operated, and the product, service and brand will continue to be defined and developed separately by the Tumblr team. David Karp will remain CEO.

“Tumblr is an incredible company. I’m thrilled to officially welcome David and his team to Yahoo!,” said Yahoo! CEO Marissa Mayer.

On the deal completion, Tumblr CEO David Karp said, “We are beyond excited to partner with Marissa and the wonderful team at Yahoo! that we’ve already come to know well. Their support and belief in our vision gives us an opportunity now to be the most ambitious we’ve ever been.”

About Tumblr

Tumblr is a media network powered by an army of independent creators and home to an audience of more than 300 million unique visitors. Founded by David Karp in 2007, Tumblr is headquartered in New York City.

About Yahoo!

Yahoo! is focused on making the world’s daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo! is headquartered in Sunnyvale, CA, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog (yahoo.tumblr.com).

This press release contains forward-looking statements that involve risks and uncertainties concerning the product plans of Yahoo! and Tumblr, their strategic and operational plans, and their expectations regarding combined audience size and user engagement. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, that the anticipated benefits of the transaction to Yahoo!, including projected growth in audience, traffic, engagement, and benefits to users and advertisers, may not be realized. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Yahoo! Inc.

Media Relations

Lauren Armstrong, 408-718-6640

laurena@yahoo-inc.com